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                                                                   EXHIBIT 12.1

DUN & BRADSTREET CORPORATION
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(In millions, except ratios)

                                                   2005     2005      2004      2003      2002      2001
                                                Pro Forma   ----      ----      ----      ----      ----
                                                ---------
  Income before Provision for income taxes        354.1     354.1     340.8     280.4     239.4     253.6

Minority interest                                   0.0       0.1       0.0       0.0       0.0       5.4

Add back: Fixed Charges:
Interest expense(2)                                16.4      21.1      18.9      18.6      19.5      16.4
Interest component of rental expense(1)             8.9       8.9      10.9      11.6       9.8      13.9
                                                  -------------------------------------------------------
  Earnings, as adjusted                           379.4     384.2     370.6     310.6     268.7     289.3
                                                  =======================================================

Fixed charges:
Interest expense                                   16.4      21.1      18.9      18.6      19.5      16.4
Interest component of rental expense(1)             8.9       8.9      10.9      11.6       9.8      13.9
                                                  -------------------------------------------------------

  Total fixed charges                              25.3      30.0      29.8      30.2      29.3      30.3
                                                  =======================================================

  Ratio of earnings to fixed charges               15.0      12.8      12.4      10.3       9.2       9.5
                                                  =======================================================

(1) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company. The purpose is to estimate the amount of interest paid due to operating the majority of our facilities under operating leases.

(2) Pro Forma interest expense assumes we save $4.685 million of interest expense.